Exhibit 10.30

IDACORP, Inc.

2000 LONG-TERM INCENTIVE AND COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT
(Performance with two goals)

[Date]

[Name]
[Address]

In accordance with the terms of the IDACORP, Inc. 2000 Long-Term Incentive and Compensation Plan (the “Plan”), pursuant to action of the Compensation Committee (the “Committee”) of the Board of Directors, IDACORP, Inc. (the “Company”) hereby grants to you (the “Participant”), subject to the terms and conditions set forth in this Performance Share Award Agreement (including Annex A hereto and all documents incorporated herein by reference), an award of shares of Company common stock that are subject to the attainment of performance target levels (“Performance Shares”) and an opportunity to earn additional Performance Shares of Company common stock if performance exceeds target levels, as set forth below:

Date of Grant:
Number of Performance Shares (the “Target Award”):
Maximum Number of Additional Performance Shares:
Performance Period:
Performance Goal:

(i) Cumulative earnings per share (“CEPS”) for the Performance Period, as reported on the Company’s audited financial statements, weighted 50% and (ii) IDACORP total shareholder return (“TSR”) relative to the Peer Group defined in Annex A for the Performance Period, weighted 50%

Vesting Date:

Vesting of the Performance Shares subject to the Target Award (if at all) shall occur as soon as administratively practicable in the calendar year following the Performance Period to the extent the Performance Goals are met

Vesting of any additional Performance Shares (if at all) shall occur as soon as administratively practicable, but no later than March 15 of the calendar year following the Performance Period to the extent performance exceeds target levels

Dividends:

Dividends are accrued throughout the Performance Period and paid as soon as administratively practicable, but no later than March 15 of the calendar year following the Performance Period with respect to Performance Shares subject to the Target Award that vest and any additional  Performance Shares that are earned and distributed

THESE PERFORMANCE SHARES ARE SUBJECT TO FORFEITURE AS PROVIDED IN ANNEX A AND THE PLAN.

Further terms and conditions of the Award are set forth in Annex A hereto, which is an integral part of this Performance Share Award Agreement.

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All terms, provisions and conditions applicable to the Award set forth in the Plan and not set forth herein are hereby incorporated by reference herein.  To the extent any provision hereof is inconsistent with the Plan, the Plan will govern.  The Participant hereby acknowledges receipt of a copy of this Performance Share Award Agreement including Annex A hereto and a copy of the Plan and agrees to be bound by all the terms and provisions hereof and thereof.

IDACORP, Inc.

By:______________________________

Agreed:

_________________________________

Attachment:  Annex A

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ANNEX A

TO

IDACORP, Inc.

2000 LONG-TERM INCENTIVE AND COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT
(Performance with two goals)

It is understood and agreed that the Award of Performance Shares evidenced by the Performance Share Award Agreement to which this is annexed is subject to the following additional terms and conditions:

1.                  Nature of Award.  The Award represents the opportunity to receive shares of Company common stock (“Shares”) and cash dividends on those Shares.  The Award consists of uncertificated Shares registered in your name as of the Date of Grant, but subject to performance-based vesting conditions (“Performance Shares”).  Furthermore, if the combined performance results exceed target levels, additional Performance Shares are earned and distributed in proportion to this excess as determined pursuant to Section 2 hereof.  The amount of dividends paid on Performance Shares shall be determined pursuant to Section 4 hereof.

2.                  Performance Goals and Determination of Number of Performance Shares Earned.

The number of Performance Shares earned, if any, for the Performance Period shall be determined in accordance with the following formula:

# of Shares = Combined Payout Percentage X Target Award

If the Combined Payout Percentage is not greater than 100%, the “# of Shares” earned relates to the number of Performance Shares subject to the Target Award that vest.  To illustrate, with a Target Award of 100 Performance Shares, a 90% Combined Payout Percentage would result in 90% of the Target Award vesting (90 Performance Shares).  If the Combined Payout Percentage is greater than 100%, all Performance Shares subject to the Target Award vest and additional Performance Shares equal to the “# of Shares” in excess of the Target Award are earned and distributed.  To illustrate, with a Target Award of 100 Performance Shares, a 140% Combined Payout Percentage would result in 100% of the Performance Shares subject to the Target Award vesting and 40 additional Performance Shares earned and distributed.  All Performance Shares that do not vest shall be forfeited.

The “Combined Payout Percentage” is based on (i) the Company’s cumulative earnings per share (“CEPS”) for the Performance Period as set forth in the table below, weighted 50% and (ii) the Company’s total shareholder return (“TSR”) relative to that of the Peer Group defined herein (the “Percentile Rank”) for the Performance Period, determined in accordance with the table set forth below, weighted 50%:

CEPS Table and Method of Calculation:

CEPS for Performance Period	Payout Percentage (% of Target Award)
$___ (“maximum”) or higher	150%
$___ (“target”)	100%
$___ (“threshold”)	50%
Less than $___	0%

Performance results between threshold and target, and target and maximum, will be interpolated.

TSR Table and Method of Calculation:

Percentile Rank	Payout Percentage (% of Target Award)
75th (“maximum”) or higher	150%
55th (“target”)	100%
40th	50%
Less than 40th	0%

Performance results between threshold and target, and target and maximum, will be interpolated.

The Percentile Rank of a given company’s TSR is defined as the percentage of the Peer Group companies’ returns falling at or below the given company’s TSR.  The formula for calculating the Percentile Rank follows:

Percentile Rank = (n - r + 1)/n x 100

Where:

n =       total number of companies in the Peer Group, excluding the Company

r =        the numeric rank of the Company’s TSR relative to the Peer Group, where  the highest return in the group is ranked number 1.

To illustrate, if the Company’s TSR is the third highest in the Peer Group comprised of 29 companies, its Percentile Rank would be 93, which would result in a TSR Payout Percentage (weighted 50%) of 150%.  The calculation is: (29 - 3 + 1)/29 x 100 = 93.

The Percentile Rank shall be rounded to the nearest whole percentage, with (.5) rounded up.

The “Peer Group” is defined as those utility companies listed in the S&P MidCap 400 Index at the end of the Performance Period.

Total shareholder return is the percentage change in the value of an investment in the common stock of a company from the initial investment made on the last trading day in the calendar year preceding the beginning of the Performance Period through the last trading day in the final year of the Performance Period.  It is assumed that dividends are reinvested in additional shares of common stock at the frequency paid.

The Combined Payout Percentage is determined by dividing the sum of the CEPS and TSR Payout Percentages by 2.  The total number of Shares earned shall be rounded to the nearest whole number of Shares, with (.5) rounded up.

3.         Vesting of Performance Shares and Issuance of Performance Shares.  Subject to Section 2 and Section 8 hereof and Article 13 of the Plan, vesting of Performance Shares subject to the Target Award shall occur (if at all) as soon as administratively practicable in the calendar year following the Performance Period to the extent the Performance Goals are met.  Subject to any restrictions on issuance of Performance Shares under the Plan, and subject to Section 8 hereof and Article 13 of the Plan, the issuance of additional Performance Shares earned (if any) pursuant to Section 2 hereof shall occur as soon as administratively practicable, but no later than March 15 of the calendar year following the Performance Period.

4.         Dividends.  The Participant shall be entitled to cash dividends accrued during the Performance Period with respect to Performance Shares subject to the Target Award that vest and any additional Performance Shares that are earned and distributed pursuant to Section 2 hereof.  Any such dividends shall be paid in cash to the Participant as soon as administratively practicable, but no later than March 15 of the calendar year following the Performance Period.

5.         Forfeiture and Transfer Restrictions.

A.        Forfeiture Restrictions.  Except as provided otherwise in Section 6 hereof, if the Participant’s employment is terminated during the Performance Period, Performance Shares shall be forfeited as of the date of termination.

B.        Transfer Restrictions.  Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during the Performance Period.

6.         Termination of Employment.  If the Participant’s employment is terminated during the Performance Period (i) due to the Participant’s death or Disability or (ii) due to the Participant’s Retirement, the number of Performance Shares subject to the Target Award that vest (if any) and the number of  additional Performance Shares earned (if any) shall be determined in accordance with the provisions of Section 2 hereof as if the Participant had remained employed through the Performance Period, but shall be reduced by multiplying the number of Performance Shares subject to the Target Award that would otherwise be vested and the total number of Performance Shares that would otherwise be earned times a fraction, the numerator of which is the total number of months (with any partial month treated as a whole month) remaining in the Performance Period as of the date of such termination of employment and the denominator of which is the total number of whole months in the Performance Period.  Any such vesting of Performance Shares subject to the Target Award and any issuance of Performance Shares earned shall occur in accordance with Section 3 hereof.

7.         Voting Rights and Custody.  The Participant shall be entitled to vote Performance Shares subject to the Target Award during the Performance Period; provided, however, that in no event shall the Participant vote any such Performance Shares on or after the date of forfeiture.  Performance Shares subject to the Target Award shall be registered in the name of the Participant and held in the Company’s custody during the Performance Period.  The Participant shall not be entitled to vote the Performance Shares in excess of the Target Award unless and until such Performance Shares are earned and distributed.

8.         Tax Withholding.  The Company may make such provisions as are necessary for the withholding of all applicable taxes on all Performance Shares vested and earned under this Award, in accordance with Article 15 of the Plan.  With respect to the minimum statutory tax withholding required with respect to such Performance Shares, the Participant may elect to satisfy such withholding requirement by having the Company withhold Performance Shares from this Award.

9.         Ratification of Actions.  By accepting this Award or other benefit under the Plan, the Participant and each person claiming under or through him shall be conclusively deemed to have indicated the Participant’s acceptance and ratification of, and consent to, any action taken under the Plan or the Award by IDACORP, Inc.

10.       Notices.  Any notice hereunder to IDACORP, Inc. shall be addressed to its office at 1221 West Idaho Street, Boise, Idaho 83702; Attention: Corporate Secretary, and any notice hereunder to the Participant shall be addressed to him at the address specified on the Performance Share Award Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.

11.       Definitions.  Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

12. Governing Law and Severability.  To the extent not preempted by Federal law, the Performance Share Award Agreement will be governed by and construed in accordance with the laws of the State of Idaho, without regard to conflicts of law provisions.  In the event any provision of the Performance Share Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Performance Share Award Agreement, and the Performance Share Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. A-4